Joseph Fimbianti
(201) 573-3113

Richard D. Johnson
(201) 573-3087
FOR IMMEDIATE RELEASE




           Ingersoll-Rand to Purchase Thermo King


Woodcliff Lake, N.J., September 15, 1997 - Ingersoll-Rand Company (NYSE:IR) today announced that it has signed a definitive agreement with Westinghouse Electric Corporation (NYSE:WX) under which Ingersoll-Rand will acquire Thermo King Corporation, a wholly owned subsidiary of Westinghouse, for $2.56 billion in cash. This acquisition is expected to be accretive to earnings in 1998, the first full year of combined operations, before considering the impact of any potential synergies. The transaction is expected to close in the fourth quarter of 1997, subject to required regulatory approvals and other customary conditions.

James E. Perrella, Ingersoll-Rand chairman, president and chief executive officer, said, "Thermo King, like our 1995 acquisition of Clark Equipment, continues the process of redefining our company as a diversified equipment and components company. Also, Thermo King meets all of our criteria for strategic acquisition candidates: businesses that deliver worldwide market leadership, complement existing Ingersoll-Rand businesses, and offer excellent financial results with opportunities for growth."

Perrella continued, "Thermo King is the leader in the transport temperature control market with a premier brand name and an excellent management team. The company's innovative engineering and manufacturing technology complement Ingersoll-Rand compressor product technology and our worldwide supplier base."

He concluded, "Thermo King management has produced excellent operating results in terms of profitability, asset management and cash flow, and has positioned the company to take full advantage of opportunities for growth on a global basis."

Based in Minneapolis, Thermo King is the world leader in the transport temperature control business with 1996 sales of $1 billion and net income of $141 million. The company has a global presence with about 45 percent of its sales generated outside North America. Thermo King operates six manufacturing facilities in North America, and has other manufacturing facilities in Brazil, the Czech Republic, Denmark, Ireland and, through majority-owned joint ventures, in Spain and China. The company employs more than 4,700 people and distributes its products through a worldwide network of more than 850 dealers.

Thermo King designs, manufactures and distributes transport temperature control systems and service parts for a variety of mobile applications, including trailers, truck bodies, sea-going containers, buses and light-rail cars. The systems are used to safely transport food, pharmaceuticals, flowers, electronic equipment, medical supplies, and other temperature-sensitive products, as well as to provide air-conditioned comfort for people transport. The company founded the transport temperature control market almost 60 years ago and has been the industry leader ever since.

Ingersoll-Rand's bankers have agreed to provide the initial short-term funding for the acquisition. It is anticipated that permanent financing will include medium-term debt and approximately $600 million of equity-linked securities. The rating for Ingersoll-Rand debt is expected to be A- from Standard and Poor's.

Ingersoll-Rand Company is a major diversified industrial equipment and components manufacturer. Its product lines serve a wide range of industrial and commercial markets worldwide. The company employs approximately 47,000 people. Further information on Ingersoll-Rand can be found on the company's World Wide Web site at www.ingersoll-rand.com.

Certain statements in this news release are forward-looking statements which are based on the company's current expectations and, therefore, involve risks and uncertainties. In order to comply with the Private
Securities Litigation Reform Act "safe harbor" for forward-looking statements, the company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or expectations expressed in these forward-looking statements. These factors include interest rate and currency fluctuations, taxes, competitive conditions and general economic conditions.